Exhibit 99.1

Arconic Reports Fourth Quarter and Full Year 2017 Results

Fourth Quarter 2017 Highlights

  Revenue of $3.3 billion, up 10% year over year; organic revenue1 up 6% year over year
  Net loss attributable to Arconic of $727 million, or $1.51 per share, versus net loss of $1.3 billion, or $2.91 per share, in the fourth quarter of 2016
  Excluding special items, adjusted income of $152 million, or $0.31 per share, versus $71 million, or $0.12 per share, in the fourth quarter of 2016
  Consolidated adjusted EBITDA2 of $436 million, up 54% year over year
  Excluding special items, consolidated adjusted EBITDA of $446 million, up 24% year over year
  Net cost savings of 2.1% of revenues

Full Year 2017 Highlights

  Revenue of $13.0 billion, up 5% year over year; organic revenue up 5% year over year
  Net loss attributable to Arconic of $74 million, or $0.28 per share, versus net loss of $941 million, or $2.31 per share, in the full year 2016
  Excluding special items, adjusted income of $618 million, or $1.22 per share, versus $505 million, or $0.98 per share, in 2016
  Consolidated adjusted EBITDA of $1.8 billion, up 17% year over year
  Excluding special items, consolidated adjusted EBITDA of $1.9 billion, up 9% year over year
  Net cost savings of 1.8% of revenues; reduced SG&A excluding special items by $111 million
  Strengthened balance sheet:
    $1.25 billion debt redemption in 2017
    Year-end cash balance of $2.15 billion

Guidance

  Issued Full Year 2018 Guidance*: Revenue $13.4-$13.7 billion, Adjusted Earnings Per Share $1.45-$1.55, Free Cash Flow ~$500 million

Key Announcements

  Announced share repurchase program of up to $500 million and $500 million early debt reduction
  Initiated strategy and portfolio review, expected to be complete by end of 2018
  Announced plans to relocate global headquarters out of New York City in 2018

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* Reconciliations of the forward-looking non-GAAP measures to the most directly comparable GAAP measures are not available without unreasonable efforts due to the variability and complexity of the charges and other components excluded from the non-GAAP measures – for further detail, see “Full Year 2018 Guidance.”

NEW YORK--(BUSINESS WIRE)--February 5, 2018--Arconic Inc. (NYSE: ARNC) today reported fourth quarter and full-year 2017 results.

The Company recorded fourth quarter 2017 revenue of $3.3 billion, up 10% year over year, driven by higher volumes across all segments and higher aluminum prices. Fourth quarter 2017 organic revenue was up 6% year over year. For full year 2017, revenue was $13.0 billion, up 5% year over year, driven by higher volumes across all segments and higher aluminum prices, partially offset by the impact of the planned ramp-down of the Company’s Tennessee Packaging operations and unfavorable product pricing and mix. Full year 2017 organic revenue was up 5% year over year.

Net loss attributable to Arconic in the fourth quarter was $727 million, or $1.51 per share. These results include $879 million in special items, principally due to impairments of goodwill in the forgings and extrusions business and assets in the Latin America extrusions business, the impact of U.S. tax reform, and reduction of liabilities for a contingent earn-out and a separation-related guarantee. For the full year 2017, the Company reported 2017 net loss attributable to Arconic of $74 million, or $0.28 per share.

Excluding special items, fourth quarter 2017 adjusted income was $152 million, or $0.31 per share, driven by net cost savings and higher volumes, which were partially offset by unfavorable product pricing and mix. Excluding the impact of special items, full year 2017 adjusted income was $618 million, or $1.22 per share.

Fourth quarter 2017 Consolidated adjusted EBITDA was $436 million, up 54% year over year. Consolidated adjusted EBITDA excluding special items was $446 million, up 24% year over year. Consolidated adjusted EBITDA margin excluding special items was 13.6%, up 150 basis points year over year, including a 190 basis point negative impact of higher aluminum prices, last-in-first-out (LIFO) and metal lag.

Full year 2017 Consolidated adjusted EBITDA was $1.8 billion, up 17% year over year. Consolidated adjusted EBITDA excluding special items was $1.9 billion, up 9% year over year. Consolidated adjusted EBITDA margin excluding special items was 14.3%, up 60 basis points year over year, including a 110 basis point year-over-year negative impact of higher aluminum prices, LIFO and metal lag.

Arconic continued its progress on cost reduction; in the fourth quarter, the Company delivered net cost savings of $68 million or 2.1% of revenue, and for the full year 2017, net cost savings of $232 million or 1.8% of revenue. Arconic delivered an improvement of $111 million year over year in selling, general and administrative expenses (SG&A) excluding special items.

Arconic Chief Executive Officer Chip Blankenship said, “In 2017, Arconic made progress on growing revenue and profits and taking out cost. However, a significant opportunity for improvement remains. Our challenge is to reinforce strengths, close gaps and identify new opportunities. My goal is to ensure that all of our businesses execute consistently and deliver outstanding returns for our shareholders.”

Blankenship continued, “Arconic has foundational strengths and incredible potential. I am convinced that if we stay focused on four priorities – customers, people, operational excellence and technology – we will deliver on Arconic’s potential.”

In the fourth quarter 2017, cash from operations was $612 million; cash used for financing activities totaled $45 million; and cash used for investing activities was $236 million. Free Cash Flow for the quarter was $376 million. In 2017, Arconic redeemed $1.25 billion of debt, ending the year with debt of $6.8 billion and cash on hand of $2.15 billion. Cash from operations in 2017 was $701 million. Free Cash Flow for the year was $105 million.

Fourth Quarter 2017 Segment Performance

Engineered Products and Solutions (EP&S)

EP&S reported revenue of $1.5 billion, an increase of 6% year over year, and Adjusted EBITDA of $296 million, up $31 million year over year. Increased aerospace volume in both engines and airframes coupled with strong net cost savings more than offset unfavorable price and mix. Adjusted EBITDA margin was 19.9%, up 110 basis points year over year.

Continuing Arconic’s efforts to lower its cost profile, EP&S consolidated its organizational structure, collapsing four business units into three and reducing layers. These changes are expected to save approximately $15 million in 2018 and create a streamlined organization to accelerate progress and deliver for customers and shareholders.

Global Rolled Products (GRP)

GRP reported revenue of $1.2 billion, an increase of 15% year over year. Organic revenue was up 7%. Adjusted EBITDA was $124 million, up $8 million year over year, driven by strong automotive volume and net cost savings, partially offset by reduced aerospace wide-body build rates, airframe destocking, pricing pressure in regional specialties, and the planned Tennessee Packaging ramp down. Adjusted EBITDA margin was 10.0%, down 80 basis points year over year, driven by a 160 basis point negative impact of higher aluminum prices.

Transportation and Construction Solutions (TCS)

TCS delivered revenue of $518 million, an increase of 14% year over year. Organic revenue was up 8%. Adjusted EBITDA was $84 million, up $9 million year over year, as higher volume and cost reductions more than offset headwinds, including unfavorable price and mix and higher aluminum prices. Adjusted EBITDA margin was 16.2%, down 20 basis points year over year, including a 170 basis point negative impact of higher aluminum prices.

Full Year 2017 Segment Performance

Segment performance in 2017 included the following:

  EP&S revenue of $5.9 billion, up 4% year over year, Adjusted EBITDA of $1.2 billion, up 2% year over year, and an Adjusted EBITDA margin of 20.6%, down 30 basis points year over year
  GRP revenue of $5.0 billion, up 3% year over year, organic revenue up 5% year over year, Adjusted EBITDA of $599 million, up 4% year over year, and an Adjusted EBITDA margin of 12.0%, up 10 basis points year over year, including a 140 basis point negative impact of higher aluminum prices
  TCS revenue of $2.0 billion, up 10% year over year, organic revenue up 7% year over year, Adjusted EBITDA of $321 million, up 10% year over year, and an Adjusted EBITDA margin of 16.2%, up 10 basis points year over year, including a 120 basis point negative impact of higher aluminum prices

Share Repurchase Program and Early Debt Reduction

To further enhance the Company’s financial position and return capital to shareholders, Arconic’s Board of Directors has authorized a share repurchase program of up to $500 million of its outstanding common stock and a $500 million early debt reduction. Under the share repurchase program, the Company may repurchase shares from time to time, in amounts, at prices, and at such times as the Company deems appropriate. Repurchases will be subject to market conditions, legal requirements and other considerations. The Company is not obligated to repurchase any specific number of shares or to do so at any particular time, and the share repurchase program may be suspended, modified or terminated at any time without prior notice. The Company currently has approximately 483 million shares of common stock outstanding.

In addition, Arconic intends to redeem in March 2018 all of its outstanding 5.72% Notes due in 2019 in accordance with the terms of the notes and the Indenture, dated as of September 30, 1993, between Arconic and The Bank of New York Mellon Trust Company, N.A. as trustee. As of February 5, 2018, the aggregate outstanding principal amount of the Notes is $500 million.

Strategy and Portfolio Review

Chip Blankenship, who officially joined the Company on January 15, has initiated a review of Arconic’s strategy and portfolio. The Company expects to complete this review by the end of the year.

Global Headquarters Relocation

As part of the Company’s continued drive to reduce corporate overhead, Arconic announced that it will relocate its global headquarters in 2018 out of New York City to a more cost-effective location. The Company expects to complete the move by the end of 2018.

Full Year 2018 Guidance*

Arconic is providing the following 2018 guidance:

Full Year 2018
Revenue	$13.4-$13.7 billion
Adjusted Earnings Per Share	$1.45-$1.55
Free Cash Flow	~$500 million

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* Arconic has not provided a reconciliation of the forward-looking financial measures of adjusted earnings per share and free cash flow to the most directly comparable financial measures prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) because Arconic is unable to quantify certain amounts that would be required to be included in the GAAP measures without unreasonable efforts, and Arconic believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors. In particular, reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP measures are not available without unreasonable efforts due to the variability and complexity with respect to the charges and other components excluded from the non-GAAP measures, such as the effects of foreign currency movements, equity income, gains or losses on sales of assets, taxes and any future restructuring or impairment charges. These reconciling items are in addition to the inherent variability already included in the GAAP measures, which includes, but is not limited to, price/mix and volume.

Arconic will hold its quarterly conference call at 10:00 AM Eastern Time on February 5, 2018 to present quarterly and full year results. The meeting will be webcast via www.arconic.com. Call information and related details are available at www.arconic.com under “Investors;” presentation materials will be available at approximately 8:00 AM Eastern Time on February 5.

About Arconic

Arconic (NYSE: ARNC) creates breakthrough products that shape industries. Working in close partnership with our customers, we solve complex engineering challenges to transform the way we fly, drive, build and power. Through the ingenuity of our people and cutting-edge advanced manufacturing techniques, we deliver these products at a quality and efficiency that ensure customer success and shareholder value. For more information: www.arconic.com. Follow @arconic: Twitter, Instagram, Facebook, LinkedIn and YouTube.

Dissemination of Company Information

Arconic intends to make future announcements regarding Company developments and financial performance through its website at www.arconic.com.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as "anticipates," "believes," "could," "estimates," "expects," "forecasts," "goal," "guidance," "intends," "may," "outlook," "plans," "projects," "seeks," "sees," "should," "targets," "will," "would," or other words of similar meaning. All statements that reflect Arconic’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts and expectations relating to the growth of the aerospace, automotive, commercial transportation and other end markets; statements and guidance regarding future financial results or operating performance; statements about Arconic's strategies, outlook, business and financial prospects; and statements regarding potential share gains. These statements reflect beliefs and assumptions that are based on Arconic’s perception of historical trends, current conditions and expected future developments, as well as other factors management believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Although Arconic believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to: (a) deterioration in global economic and financial market conditions generally; (b) unfavorable changes in the markets served by Arconic; (c) the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted; (d) changes in discount rates or investment returns on pension assets; (e) Arconic’s inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, facility closures, curtailments, expansions, or joint ventures; (f) the impact of cyber attacks and potential information technology or data security breaches; (g) any manufacturing difficulties or other issues that impact product performance, quality or safety; (h) political, economic, and regulatory risks in the countries in which Arconic operates or sells products; (i) material adverse changes in aluminum industry conditions, including fluctuations in London Metal Exchange-based aluminum prices; (j) the impact of changes in foreign currency exchange rates on costs and results; (k) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation, which can expose Arconic to substantial costs and liabilities; and (l) the other risk factors summarized in Arconic’s Form 10-K for the year ended December 31, 2016, Arconic’s Form 10-Q for the quarter ended June 30, 2017 and other reports filed with the U.S. Securities and Exchange Commission (SEC). Arconic disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law. Market projections are subject to the risks discussed above and other risks in the market.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Arconic’s consolidated financial information but is not presented in Arconic’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release and on our website at www.arconic.com under the “Investors” section.

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1 Organic revenue is U.S. GAAP revenue adjusted for Tennessee Packaging (due to its planned phase-down), divestitures, and changes in aluminum prices and foreign currency exchange rates relative to prior year period.

2 Arconic’s definition of Adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation and amortization. Net margin is equivalent to sales minus the following items: cost of goods sold; selling, general administrative and other expenses; research and development expenses; and provision for depreciation and amortization. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

Arconic and subsidiaries
Statement of Consolidated Operations (unaudited)
(in millions, except per-share and share amounts)

	Quarter ended
	December 31,	September 30,	December 31,
	2017	2017	2016 (1)

Sales	$3,271	$3,236	$2,967

Cost of goods sold (exclusive of expenses below)	2,656	2,626	2,375
Selling, general administrative, and other expenses	151	155	269
Research and development expenses	28	25	39
Provision for depreciation and amortization	141	140	133
Impairment of goodwill	719	-	-
Restructuring and other charges	47	19	122
Operating (loss) income	(471)	271	29

Interest expense	98	100	128
Other income, net (2)	(114)	(1)	(54)
(Loss) income from continuing operations before income taxes	(455)	172	(45)
Provision for income taxes	272	53	1,246

(Loss) income from continuing operations after income taxes	(727)	119	(1,291)
Income from discontinued operations after income taxes(1)	-	-	38

Net (loss) income	(727)	119	(1,253)

Less: Net income from discontinued operations attributable to noncontrolling interests(1)	-	-	5

NET (LOSS) INCOME ATTRIBUTABLE TO ARCONIC	$(727)	$119	$(1,258)

(LOSS) EARNINGS PER SHARE ATTRIBUTABLE TO ARCONIC COMMON SHAREHOLDERS:
Basic(4)(5):
Continuing operations	$(1.51)	$0.23	$(2.98)
Discontinued operations	-	-	0.07
Net (loss) income	$(1.51)	$0.23	$(2.91)

Average number of shares(3)(5)	481,339,090	441,512,709	438,486,935

Diluted(4)(5):
Continuing operations	$(1.51)	$0.22	$(2.98)
Discontinued operations	-	-	0.07
Net (loss) income	$(1.51)	$0.22	$(2.91)

Average number of shares(3)(5)	481,339,090	462,055,864	438,486,935
(1)	On November 1, 2016, the former Alcoa Inc. was separated into two standalone, publicly-traded companies, Arconic and Alcoa Corporation, by means of a pro rata distribution of 80.1 percent of the outstanding common stock of Alcoa Corporation to Alcoa Inc. shareholders. Accordingly, the results of operations of Alcoa Corporation have been reflected as discontinued operations for the quarter ended December 31, 2016.

(2)	Other income, net for the quarter ended December 31, 2017 included an adjustment of $81 to the contingent earn-out liability related to the 2014 acquisition of Firth Rixson (Firth Rixson earn-out) and an adjustment of $25 to a separation-related guarantee liability. Other income, net for the quarter ended December 31, 2016 included an adjustment of $56 to the Firth Rixson earn-out.

(3)	In the fourth quarter of 2017, all outstanding depositary shares (each depositary share representing a 1/10 interest in a share of the mandatory convertible preferred stock) were converted into 39 million common shares. As a result, the basic and diluted average number of shares for the quarter ended December 31, 2017 includes the 39 million common shares.

(4)

In order to calculate both basic and diluted (loss) earnings per share, preferred stock dividends of $18 and $17 for the quarters ended September 30, 2017 and December 31, 2016, respectively, need to be subtracted from Net (loss) income attributable to Arconic.

(5)	In the quarters ended December 31, 2017 and December 31, 2016, the diluted average number of shares does not include any share equivalents (21 million and 18 million, respectively) related to outstanding employee stock options and awards and shares underlying outstanding convertible debt (acquired through the acquisition of RTI International Metals, Inc (“RTI”)) as their effect was anti-dilutive. In the quarter ended September 30, 2017, the difference between the respective diluted average number of shares and the respective basic average number of shares relates to share equivalents (20 million) on outstanding employee stock options and awards and shares underlying outstanding convertible debt (acquired through the acquisition of RTI).

Arconic and subsidiaries
Statement of Consolidated Operations (unaudited)
(in millions, except per-share and share amounts)

	Year ended
	December 31,	December 31,
	2017	2016 (1)

Sales	$12,960	$12,394

Cost of goods sold (exclusive of expenses below)	10,357	9,811
Selling, general administrative, and other expenses	731	942
Research and development expenses	111	132
Provision for depreciation and amortization	551	535
Impairment of goodwill	719	-
Restructuring and other charges	165	155
Operating income	326	819

Interest expense(2)	496	499
Other income, net(3)	(640)	(94)

Income from continuing operations before income taxes	470	414
Provision for income taxes	544	1,476

Loss from continuing operations after income taxes	(74)	(1,062)
Income from discontinued operations after income taxes(1)	-	184

Net loss	(74)	(878)

Less: Net income from discontinued operations attributable to noncontrolling interests(1)	-	63

NET LOSS ATTRIBUTABLE TO ARCONIC	$(74)	$(941)

LOSS PER SHARE ATTRIBUTABLE TO ARCONIC COMMON SHAREHOLDERS:
Basic(5):
Continuing operations	$(0.28)	$(2.58)
Discontinued operations	-	0.27
Net loss	$(0.28)	$(2.31)

Average number of shares(4)(6)	450,875,943	438,275,079

Diluted(5):
Continuing operations	$(0.28)	$(2.58)
Discontinued operations	-	0.27
Net loss	$(0.28)	$(2.31)

Average number of shares(4)(6)	450,875,943	438,275,079

Common stock outstanding at the end of the period(4)	481,416,537	438,519,780

(1)	On November 1, 2016, the former Alcoa Inc. was separated into two standalone, publicly-traded companies, Arconic and Alcoa Corporation, by means of a pro rata distribution of 80.1 percent of the outstanding common stock of Alcoa Corporation to Alcoa Inc. shareholders. Accordingly, the results of operations of Alcoa Corporation have been reflected as discontinued operations for the year ended December 31, 2016.

(2)	Interest expense for year ended December 31, 2017 included $76 related to the early redemption of the Company’s outstanding 6.500% Senior Notes due 2018 and 6.750% Senior Notes due 2018 (collectively, the “2018 Senior Notes”) and a portion of the Company’s outstanding 5.720% Senior Notes due 2019.

(3)	Other income, net for the year ended December 31, 2017 included:
• a $351 gain on the sale of a portion of Arconic’s investment in Alcoa Corporation common stock;
• a $167 gain on the exchange of Arconic’s remaining investment in Alcoa Corporation common stock for a portion of the Company’s outstanding 2018 Senior Notes;
• an adjustment of $81 to the Firth Rixson earn-out; and
• an adjustment of $25 to a separation-related guarantee liability.

Other income, net for the year ended December 31, 2016 included:
• an adjustment of $56 to the Firth Rixson earn-out; and
• a post-closing adjustment of $20 related to the Firth Rixson acquisition.

(4)	In the fourth quarter of 2017, all outstanding depositary shares (each depositary share representing a 1/10 interest in a share of the mandatory convertible preferred stock) were converted into 39 million common shares. As a result, the basic and diluted average number of shares for the year ended December 31, 2017 includes 10 million shares representing the weighted average number of shares for the length of time the 39 million shares were outstanding during 2017.

(5)	In order to calculate both basic and diluted loss per share for the years ended December 31, 2017 and December 31, 2016, preferred stock dividends declared of $52 and $69, respectively, in each period need to be subtracted from Net loss attributable to Arconic.

(6)	In the years ended December 31, 2017 and December 31, 2016, the diluted average number of shares does not include any share equivalents (20 million and 15 million, respectively) related to outstanding employee stock options and awards and shares underlying outstanding convertible debt (acquired through the acquisition of RTI) as their effect was anti-dilutive.

Arconic and subsidiaries
Consolidated Balance Sheet (unaudited)
(in millions)

	December 31,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$2,150	$1,863
Receivables from customers, less allowances of $8 in 2017 and $13 in 2016	1,035	974
Other receivables	339	477
Inventories	2,480	2,253
Prepaid expenses and other current assets	374	325
Total current assets	6,378	5,892

Properties, plants, and equipment	11,986	11,572
Less: accumulated depreciation and amortization	6,392	6,073
Properties, plants, and equipment, net	5,594	5,499
Goodwill	4,535	5,148
Deferred income taxes	743	1,234
Investment in common stock of Alcoa Corporation	-	1,020
Intangibles, net	987	988
Other noncurrent assets	481	257
Total assets	$18,718	$20,038

LIABILITIES
Current liabilities:
Short-term borrowings	$37	$36
Accounts payable, trade	1,839	1,744
Accrued compensation and retirement costs	399	398
Taxes, including income taxes	75	85
Accrued interest payable	124	153
Other current liabilities	349	329
Long-term debt due within one year	1	4
Total current liabilities	2,824	2,749
Long-term debt, less amount due within one year	6,806	8,044
Accrued pension benefits	2,564	2,345
Accrued other postretirement benefits	841	889
Other noncurrent liabilities and deferred credits	759	870
Total liabilities	13,794	14,897

EQUITY
Arconic shareholders’ equity:
Preferred stock	55	55
Mandatory convertible preferred stock	-	3
Common stock	481	438
Additional capital	8,266	8,214
Accumulated deficit	(1,248)	(1,027)
Accumulated other comprehensive loss	(2,644)	(2,568)
Total Arconic shareholders' equity	4,910	5,115
Noncontrolling interests	14	26
Total equity	4,924	5,141
Total liabilities and equity	$18,718	$20,038

Arconic and subsidiaries
Statement of Consolidated Cash Flows (unaudited)
(in millions)

	Year ended
	December 31,
	2017	2016(1)
CASH FROM OPERATIONS
Net loss	$(74)	$(878)
Adjustments to reconcile net loss to cash from operations:
Depreciation, depletion, and amortization	551	1,132
Deferred income taxes	434	1,125
Equity income, net of dividends	-	42
Impairment of goodwill	719	-
Restructuring and other charges	165	257
Net gain from investing activities – asset sales(2)	(513)	(156)
Net periodic pension benefit cost	217	304
Stock-based compensation	67	86
Other	61	60
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
(Increase) in receivables	(124)	(238)
(Increase) in inventories	(192)	(29)
Decrease (increase) in prepaid expenses and other current assets	11	(76)
Increase in accounts payable, trade	62	232
(Decrease) in accrued expenses	(116)	(394)
(Decrease) increase in taxes, including income taxes	(23)	93
Pension contributions	(310)	(290)
(Increase) in noncurrent assets	(41)	(152)
(Decrease) in noncurrent liabilities	(193)	(248)
CASH PROVIDED FROM OPERATIONS	701	870

FINANCING ACTIVITIES
Net change in short-term borrowings (original maturities of three months or less)	(2)	(3)
Additions to debt (original maturities greater than three months)	816	1,962
Payments on debt (original maturities greater than three months)	(1,634)	(2,734)
Proceeds from exercise of employee stock options	50	4
Dividends paid to shareholders	(162)	(228)
Distributions to noncontrolling interests	(14)	(226)
Contributions from noncontrolling interests	-	51
Net cash transferred from Alcoa Corporation at separation	-	421
Other	(17)	(1)
CASH USED FOR FINANCING ACTIVITIES	(963)	(754)

INVESTING ACTIVITIES
Capital expenditures	(596)	(1,125)
Acquisitions, net of cash acquired	-	10
Proceeds from the sale of assets and businesses	(9)	692
Additions to investments	(2)	(52)
Sales of investments(2)	890	280
Net change in restricted cash	12	14
Other(3)	245	16
CASH PROVIDED FROM (USED FOR) INVESTING ACTIVITIES	540	(165)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	9	(7)
Net change in cash and cash equivalents	287	(56)
Cash and cash equivalents at beginning of year	1,863	1,919
CASH AND CASH EQUIVALENTS AT END OF YEAR	$2,150	$1,863

(1)	On November 1, 2016, the former Alcoa Inc. separated into two standalone, publicly-traded companies, Arconic and Alcoa Corporation, by means of a pro rata distribution of 80.1 percent of the outstanding common stock of Alcoa Corporation to Alcoa Inc. shareholders. Cash flow information has not been restated for discontinued operations and therefore the year ended December 31, 2016 includes the result of operations for Arconic and the results of operations for Alcoa Corporation.

(2)	On February 14, 2017, Arconic sold 23,353,000 of its shares of Alcoa Corporation common stock at $38.03 per share which resulted in $888 in cash proceeds.

(3)	Other investing activities for the year ended December 31, 2017 included $243 of proceeds received from Alcoa Corporation’s sale of the Yadkin Hydroelectric Project.

Arconic and subsidiaries
Segment Information (unaudited)
(dollars in millions, shipments in thousands of metric tons [kmt])

	4Q16	2016	1Q17	2Q17	3Q17	4Q17	2017

Engineered Products and Solutions:
Third-party sales	$1,408	$5,728	$1,485	$1,484	$1,476	$1,490	$5,935
Depreciation and amortization	$65	$255	$64	$66	$68	$70	$268
Adjusted EBITDA	$265	$1,195	$306	$310	$312	$296	$1,224

Global Rolled Products (1):
Third-party aluminum shipments (kmt)	276	1,339	310	307	297	283	1,197
Third-party sales	$1,079	$4,864	$1,249	$1,268	$1,234	$1,241	$4,992
Intersegment sales	$30	$118	$34	$37	$36	$41	$148
Depreciation and amortization	$49	$201	$50	$51	$52	$52	$205
Adjusted EBITDA	$116	$577	$171	$164	$140	$124	$599

Transportation and Construction Solutions:
Third-party sales	$456	$1,802	$449	$501	$517	$518	$1,985
Depreciation and amortization	$13	$48	$12	$12	$13	$13	$50
Adjusted EBITDA	$75	$291	$72	$82	$83	$84	$321

Reconciliation of combined segment adjusted EBITDA to consolidated net income (loss) attributable to Arconic:
Combined segment adjusted EBITDA(2)	$456	$2,063	$549	$556	$535	$504	$2,144
Unallocated amounts:
Depreciation and amortization	(133)	(535)	(133)	(137)	(140)	(141)	(551)
Restructuring and other charges	(122)	(155)	(73)	(26)	(19)	(47)	(165)
Impairment of goodwill	-	-	-	-	-	(719)	(719)
Impact of LIFO	8	(18)	(19)	(11)	(48)	(32)	(110)
Metal price lag	17	27	22	19	2	29	72
Corporate expense	(150)	(454)	(91)	(91)	(42)	(50)	(274)
Other	(47)	(109)	(10)	(29)	(17)	(15)	(71)
Operating income (loss)	$29	$819	$245	$281	$271	$(471)	$326
Other income, net(3)	54	94	354	171	1	114	640
Interest expense(4)	(128)	(499)	(115)	(183)	(100)	(98)	(496)
Income taxes	(1,246)	(1,476)	(162)	(57)	(53)	(272)	(544)
Discontinued operations(5)	33	121	-	-	-	-	-
Consolidated net income (loss) attributable to Arconic	$(1,258)	$(941)	$322	$212	$119	$(727)	$(74)

Arconic’s definition of Combined segment adjusted EBITDA (Earnings before interest, taxes, depreciation and amortization) is net margin plus an add-back for depreciation and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation and amortization. The Combined segment adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

The difference between certain segment totals and consolidated amounts is Corporate.

(1)	On November 1, 2016, the former Alcoa Inc. completed its separation into two standalone, publicly-traded companies. Arconic includes the former Alcoa Inc. segments: Engineered Products and Solutions, Transportation and Construction Solutions, and Global Rolled Products, except for the Warrick, IN rolling operations and the equity interest in the rolling mill at the joint venture in Saudi Arabia, both of which became part of Alcoa Corporation. The Global Rolled Products segment information has been updated to exclude the Warrick, IN rolling operations and the equity interest in the rolling mill at the joint venture in Saudi Arabia.

(2)	Combined segment adjusted EBITDA is the summation of the respective Adjusted EBITDA of Arconic’s three reportable segments.

(3)	Other income, net included:
•	For the quarter ended December 31, 2016, an adjustment of $56 to the Firth Rixson earn-out;
•	For the quarter ended March 31, 2017, a $351 gain on the sale of a portion of Arconic’s investment in Alcoa Corporation common stock;
•	For the quarter ended June 30, 2017, a $167 gain on the exchange of Arconic’s remaining investment in Alcoa Corporation common stock for a portion of the Company’s outstanding 2018 Senior Notes; and
•	For the quarter ended December 31, 2017, an adjustment of $81 to the Firth Rixson earn-out and an adjustment of $25 to a separation-related guarantee liability.

(4)	Interest expense for the quarter ended June 30, 2017 includes $76 related to the early redemption of the Company’s outstanding 2018 Senior Notes and a portion of the Company’s outstanding 5.720% Senior Notes due 2019.

(5)	The reconciliation of Combined segment adjusted EBITDA to Consolidated net income (loss) attributable to Arconic has been updated for all periods presented to exclude the results of operations for Alcoa Corporation, which have been reflected as discontinued operations for all periods presented.

Arconic and subsidiaries
Calculation of Financial Measures (unaudited)
(in millions, except per-share amounts)

Adjusted income	Quarter ended			Year ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016

Net (loss) income attributable to Arconic	$(727)	$119	$(1,258)	$(74)	$(941)

Discontinued operations(1)	-	-	(33)	-	(121)

Special items:
Restructuring and other charges	47	19	122	165	155

Discrete tax items(2)	220	2	1,280	223	1,290

Other special items(3)	612	-	4	264	196

Tax impact(4)	-	(8)	(44)	40	(74)

Net income attributable to Arconic – as adjusted	$152	$132	$71	$618	$505

Diluted EPS:
Net (loss) income attributable to Arconic common shareholders	$(1.51)	$0.22	$(2.91)	$(0.28)	$(2.31)

Net income attributable to Arconic common shareholders – as adjusted	$0.31	$0.25	$0.12	$1.22	$0.98

Net income attributable to Arconic – as adjusted is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Arconic excluding the impacts of restructuring and other charges, discrete tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Net (loss) income attributable to Arconic determined under GAAP as well as Net income attributable to Arconic – as adjusted.

(1)	On November 1, 2016, the former Alcoa Inc. was separated into two standalone, publicly-traded companies, Arconic and Alcoa Corporation, by means of a pro rata distribution of 80.1 percent of the outstanding common stock of Alcoa Corporation to Alcoa Inc. shareholders. Accordingly, the results of operations of Alcoa Corporation have been reflected as discontinued operations for the quarter and year ended December 31, 2016.

(2)	Discrete tax items for each period included the following:
•	for the quarter ended December 31, 2017, a charge resulting from the enactment of the US Tax Cuts and Jobs Acts of 2017 that principally relates to the revaluation of US deferred tax assets and liabilities from 35% to 21% ($272), charge for a reserve against a foreign attribute resulting from the Company’s Delaware reincorporation ($23), partially offset by a benefit for the reversal of state valuation allowances ($69) and a number of small items ($6);
•	for the quarter ended September 30, 2017, a number of small items;
•	for the quarter ended December 31, 2016, a charge for valuation allowances related to the November 1, 2016 separation (see Note 1 above) ($1,267), a net charge for the remeasurement of certain deferred tax assets due to tax rate and tax law changes ($51), a net benefit for valuation allowances not associated with the separation ($29), and a net benefit for a number of small items ($9);
•	for the year ended December 31, 2017, a charge resulting from the enactment of the US Tax Cuts and Jobs Acts of 2017 that principally relates to the revaluation of US deferred tax assets and liabilities from 35% to 21% ($272), charge for a reserve against a foreign attribute resulting from the Company’s Delaware reincorporation ($23), partially offset by a benefit for the reversal of state valuation allowances ($69) and a number of small items ($3); and
•	for the year ended December 31, 2016, a charge for valuation allowances related to the November 1, 2016 separation (see Note 1 above) ($1,267), a net charge for the remeasurement of certain deferred tax assets due to tax rate and tax law changes ($51), a net benefit for valuation allowances not associated with the separation ($18), and a net benefit for a number of small items ($10).

(3)	Other special items included the following:
•	for the quarter ended December 31, 2017, an impairment of goodwill related to the forgings and extrusions business ($719), a favorable adjustment to the Firth Rixson earn-out ($81), a favorable adjustment to a separation-related guarantee liability ($25), legal and other advisory costs related to Grenfell Tower ($7), costs associated with the Company’s Delaware reincorporation ($3), a favorable tax impact resulting from the difference between Arconic’s consolidated estimated annual effective tax rate and the statutory rate applicable to special items ($6), a favorable tax impact related to the interim period treatment of operational income in certain foreign jurisdictions for which no tax expense was recognized ($5);
•	for the quarter ended September 30, 2017, legal and other advisory costs related to Grenfell Tower ($7) and a favorable tax impact resulting from the difference between Arconic’s consolidated estimated annual effective tax rate and the statutory rate applicable to special items ($7);
•	for the quarter ended December 31, 2016, costs associated with the separation of Alcoa Inc. ($87), a favorable adjustment to the Firth Rixson earn-out ($56), a favorable tax benefit related to the currency impacts of a distribution of previously taxed income ($38), an unfavorable tax impact related to the interim period treatment of operational losses in certain foreign jurisdictions for which no tax benefit was recognized ($37), and a favorable tax impact resulting from the difference between Arconic’s consolidated estimated annual effective tax rate and the statutory rates applicable to special items ($26);
•	for the year ended December 31, 2017, an impairment of goodwill related to the forgings and extrusions business ($719), a gain on the sale of a portion of Arconic’s investment in Alcoa Corporation common stock ($351), and a gain on the exchange of the remaining portion of Arconic’s investment in Alcoa Corporation common stock ($167), a favorable adjustment to the Firth Rixson earn-out ($81), costs associated with the Company’s early redemption of $1,250 of outstanding senior notes ($76), proxy, advisory, and governance-related costs ($58), a favorable adjustment to a separation-related guarantee liability ($25), costs associated with the separation of Alcoa Inc. ($18), legal and other advisory costs related to Grenfell Tower ($14), and costs associated with the Company’s Delaware reincorporation ($3); and
•	for the year ended December 31, 2016, costs associated with the separation of Alcoa Inc. ($205), unfavorable tax costs associated with the redemption of company-owned life insurance policies ($100), a favorable adjustment to the contingent earn-out liability and a post-closing adjustment both of which related to the 2014 acquisition of Firth Rixson ($76), a favorable tax benefit related to the currency impacts of a distribution of previously taxed income ($49), and unfavorable tax costs associated with the sale of a US subsidiary with book goodwill ($16).

(4)	The tax impact on special items is based on the applicable statutory rates whereby the difference between such rates and Arconic’s consolidated estimated annual effective tax rate is itself a special item (see Note 3 above).

The average number of shares applicable to diluted EPS for Net income attributable to Arconic - as adjusted, includes certain share equivalents as their effect was dilutive. Specifically:
•	for the quarter ended December 31, 2017, share equivalents associated with outstanding employee stock options and awards and shares underlying outstanding convertible debt (acquired through the acquisition of RTI) were dilutive based on Net income attributable to Arconic common shareholders – as adjusted, resulting in a diluted average number of shares of 502,109,950;
•	for the quarter ended September 30, 2017, share equivalents associated with outstanding employee stock options and awards and shares underlying outstanding convertible debt (acquired through the acquisition of RTI) were dilutive based on Net income attributable to Arconic common shareholders – as adjusted, resulting in a diluted average number of shares of 462,055,864;
•	for the quarter ended December 31, 2016, share equivalents associated with outstanding employee stock options and awards and shares underlying outstanding convertible debt (acquired through the acquisition of RTI) were dilutive based on Net income attributable to Arconic common shareholders – as adjusted, resulting in a diluted average number of shares of 443,779,820;
•	for the year ended December 31, 2017, share equivalents associated with outstanding employee stock options and awards and shares underlying outstanding convertible debt (acquired through the acquisition of RTI) were dilutive based on Net income attributable to Arconic common shareholders – as adjusted, resulting in a diluted average number of shares of 471,472,729; and
•	for the year ended December 31, 2016, share equivalents associated with outstanding employee stock options and awards and shares underlying outstanding convertible debt (acquired through the acquisition of RTI) were dilutive based on Net income attributable to Arconic common shareholders – as adjusted, resulting in a diluted average number of shares of 453,118,372.

Operational Tax Rate	Quarter ended December 31, 2017			Year ended December 31, 2017
	As reported	Special items(1)	As adjusted	As reported	Special items(1)	As adjusted

(Loss) income from continuing operations before income taxes	$(455)	$671	$216	$470	$430	$900

Provision for income taxes	$272	$(208)	$64	$544	$(262)	$282

Tax rate	N/A		29.6%	115.7%		31.3%
Operational tax rate is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Arconic excluding the impacts of restructuring and other charges, discrete tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both the Effective tax rate determined under GAAP as well as the Operational tax rate.

(1) See Adjusted Income reconciliation above for a description of special items.

Arconic and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions)

Consolidated Adjusted EBITDA	Quarter ended			Year ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016

Net (loss) income attributable to
Arconic	$(727)	$119	$(1,258)	$(74)	$(941)

Discontinued operations(1)	-	-	(33)	-	(121)

(Loss) income from continuing operations after income taxes and noncontrolling interests	(727)	119	(1,291)	(74)	(1,062)

Add:
Provision for income taxes	272	53	1,246	544	1,476
Other income, net	(114)	(1)	(54)	(640)	(94)
Interest expense	98	100	128	496	499
Restructuring and other charges	47	19	122	165	155
Impairment of goodwill	719	-	-	719	-
Provision for depreciation and
amortization	141	140	133	551	535

Consolidated adjusted EBITDA	$436	$430	$284	$1,761	$1,509

Add:
Separation costs	-	-	76	18	193
Proxy, advisory and
governance-related costs	-	-	-	58	-
Delaware reincorporation costs	3	-	-	3	-
Legal and other advisory costs related to Grenfell Tower	7	7	-	14	-

Consolidated adjusted EBITDA,
excluding special items	$446	$437	$360	$1,854	$1,702

Sales	$3,271	$3,236	$2,967	$12,960	$12,394
Adjusted EBITDA margin	13.3%	13.3%	9.6%	13.6%	12.2%
Adjusted EBITDA margin,
excluding special items	13.6%	13.5%	12.1%	14.3%	13.7%
Arconic’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation and amortization) is net margin plus an add-back for depreciation and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Arconic’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

Additionally, Adjusted EBITDA, excluding special items is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Arconic excluding the impacts of special items, such as costs associated with the separation of Alcoa Inc and proxy, advisory and governance-related costs and legal and other advisory costs related to Grenfell Tower (collectively “special items”). This measure provides additional information with respect to Arconic’s operating performance and the Company’s ability to meet its financial obligations excluding such costs.
(1)	On November 1, 2016, the former Alcoa Inc. was separated into two standalone, publicly-traded companies, Arconic and Alcoa Corporation, by means of a pro rata distribution of 80.1 percent of the outstanding common stock of Alcoa Corporation to Alcoa Inc. shareholders. Accordingly, the results of operations of Alcoa Corporation have been reflected as discontinued operations for all periods presented.

Arconic and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions, except per metric ton amounts)

Segment Measures	Engineered Products and Solutions
	Quarter ended			Year ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016

Adjusted EBITDA	$296	$312	$265	$1,224	$1,195

Third-party sales	$1,490	$1,476	$1,408	$5,935	$5,728

Adjusted EBITDA Margin	19.9%	21.1%	18.8%	20.6%	20.9%

	Global Rolled Products(1)
	Quarter ended			Year ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016

Adjusted EBITDA	$124	$140	$116	$599	$577

Total shipments(2) (thousand metric tons) (kmt)	360	387	353	1,566	1,587

Adjusted EBITDA / Total shipments ($ per metric ton)	$344	$362	$329	$383	$364

Third-party sales	$1,241	$1,234	$1,079	$4,992	$4,864

Adjusted EBITDA Margin	10.0%	11.3%	10.8%	12.0%	11.9%

	Transportation and Construction Solutions
	Quarter ended			Year ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016

Adjusted EBITDA	$84	$83	$75	$321	$291

Third-party sales	$518	$517	$456	$1,985	$1,802

Adjusted EBITDA Margin	16.2%	16.1%	16.4%	16.2%	16.1%

	Arconic Combined Segments
	Quarter ended			Year ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016

Combined segment adjusted EBITDA	$504	$535	$456	$2,144	$2,063

Combined segment third-party sales	$3,249	$3,227	$2,943	$12,912	$12,394

Combined segment adjusted EBITDA margin	15.5%	16.6%	15.5%	16.6%	16.6%
Arconic’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation and amortization. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(1)	Excludes the Warrick, IN rolling operations and the equity interest in the rolling mill at the joint venture in Saudi Arabia, both of which were previously part of the Global Rolled Products segment but became part of Alcoa Corporation effective November 1, 2016.

(2)	Includes 54 thousand metric tons (kmt), 65 kmt, and 54 kmt for the quarters ended December 31, 2017, September 30, 2017, and December 31, 2016, respectively, and 267 kmt and 54 kmt for the years ended December 31, 2017 and December 31, 2016, respectively, for the Tennessee packaging business. These amounts represent the volume at Arconic’s Tennessee operations associated with the toll processing and services agreement that Arconic and Alcoa Corporation entered into in connection with the separation of the companies. Pursuant to this agreement, this amount is not reported in Arconic’s shipments but has been included in the calculation of Adjusted EBITDA / Total shipments for historical comparative purposes.

Arconic and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions)

Organic Revenue	Quarter ended		Quarter ended		Year ended
	December 31, 2017	December 31, 2016	September 30, 2017	September 30, 2016	December 31, 2017	December 31, 2016
Arconic
Sales – Arconic	$3,271	$2,967	$3,236	$3,138	$12,960	$12,394

Less:
Sales – Tennessee packaging	40	37	45	176	190	552
Sales – Fusina rolling mill	-	37	-	39	54	165
Sales – Remmele Medical	-	-	-	-	-	23
Aluminum price impact	124	n/a	115	n/a	407	n/a
Foreign currency impact	40	n/a	17	n/a	30	n/a

Arconic Organic revenue	$3,067	$2,893	$3,059	$2,923	$12,279	$11,654

Global Rolled Products Segment (GRP)(1)
Sales – GRP	$1,241	$1,079	$1,234	$1,285	$4,992	$4,864

Less:
Sales – Tennessee packaging	40	37	45	176	190	552
Sales – Fusina rolling mill	-	37	-	39	54	165
Aluminum price impact	113	n/a	102	n/a	372	n/a
Foreign currency impact	10	n/a	5	n/a	21	n/a

GRP Organic revenue	$1,078	$1,005	$1,082	$1,070	$4,355	$4,147

Transportation and Construction Solutions (TCS)
Sales – TCS	$518	$456	$517	$450	$1,985	$1,802

Less:
Aluminum price impact	11	n/a	13	n/a	35	n/a
Foreign currency impact	15	n/a	8	n/a	15	n/a

TCS Organic revenue	$492	$456	$496	$450	$1,935	$1,802
Organic revenue is a non-GAAP financial measure. Management believes this measure is meaningful to investors as it presents revenue on a comparable basis for all periods presented due to the impact of the ramp-down and Toll Processing and Services Agreement with Alcoa Corporation at the North America packaging business at its Tennessee operations, the sale of the Fusina, Italy rolling mill, the sale of the Remmele Medical business, and the impact of changes in aluminum prices and foreign currency fluctuations relative to the prior year periods.
(1)

Excludes the Warrick, IN rolling operations and the equity interest in the rolling mill at the joint venture in Saudi Arabia, both of which were previously part of the Global Rolled Products segment but became part of Alcoa Corporation effective November 1, 2016.

Arconic and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions)

Reconciliation of Adjusted SG&A Excluding Special Items	Quarter ended			Year ended
	December 31, 2017	September 30, 2017	December 31, 2016(1)	December 31, 2017	December 31, 2016(1)

Sales	$3,271	$3,236	$2,967	$12,960	$12,394

Selling, general administrative, and other expenses (SG&A)	151	155	269	731	942

SG&A % of sales	4.6%	4.8%	9.1%	5.6%	7.6%

Special items:
Separation costs	-	-	76	18	193
Proxy, advisory and governance-related costs	-	-	-	58	-
Delaware reincorporation costs	3	-	-	3	-
Legal and other advisory costs related to Grenfell Tower	7	7	-	14	-

Adjusted SG&A excluding special items	$141	$148	$193	$638	$749

Adjusted SG&A excluding special items as a % of sales	4.3%	4.6%	6.5%	4.9%	6.1%
Adjusted SG&A excluding special items is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted SG&A excluding special items is more reflective of historical SG&A cost performance.

(1)

On November 1, 2016, the former Alcoa Inc. was separated into two standalone, publicly-traded companies, Arconic and Alcoa Corporation, by means of a pro rata distribution of 80.1 percent of the outstanding common stock of Alcoa Corporation to Alcoa Inc. shareholders. Accordingly, the results of operations of Alcoa Corporation have been reflected as discontinued operations for all periods presented.

Arconic and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions)

Free Cash Flow (1)	Quarter ended			Year ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016

Cash from operations	$612	$172	$662	$701	$870

Capital expenditures	(236)	(131)	(311)	(596)	(1,125)

Free cash flow	$376	$41	$351	$105	$(255)

Free cash flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand Arconic’s asset base and are expected to generate future cash flows from operations. It is important to note that Free cash flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

(1)	On November 1, 2016, the former Alcoa Inc. was separated into two standalone, publicly-traded companies, Arconic and Alcoa Corporation, by means of a pro rata distribution of 80.1 percent of the outstanding common stock of Alcoa Corporation to Alcoa Inc. shareholders. Cash from operations and Capital expenditures for Alcoa Corporation have not been segregated and are included in this table for all periods prior to November 1, 2016.

Net Debt	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016

Short-term borrowings	$37	$54	$48	$47	$36
Long-term debt due within one year	1	1	-	-	4
Long-term debt, less amount due within one year	6,806	6,802	6,796	8,046	8,044
Total debt	$6,844	$6,857	$6,844	$8,093	$8,084

Less: Cash and cash equivalents	2,150	1,815	1,785	2,553	1,863

Net debt	$4,694	$5,042	$5,059	$5,540	$6,221
Net debt is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management assesses Arconic’s leverage position after factoring in available cash that could be used to repay outstanding debt.

Arconic and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions)

Return on Net Assets (RONA)	Year ended
December 31, 2017
Net loss attributable to Arconic	$(74)
Special items(1)	692
Net income attributable to Arconic – as adjusted	$618

Net Assets:	December 31, 2017
Add: Receivables from customers, less allowances	$1,035
Add: Deferred purchase program(2)	187
Add: Inventories	2,480
Less: Accounts payable, trade	1,839
Working capital	1,863
Properties, plants, and equipment, net	5,594
Net assets - total	$7,457

RONA	8.3%
RONA is a non-GAAP financial measure. RONA is calculated as adjusted net income divided by working capital and net PP&E. Management believes that this measure is meaningful to investors as RONA helps management and investors determine the percentage of net income the company is generating from its assets. This ratio tells how effectively and efficiently the company is using its assets to generate earnings.
(1)	See Reconciliation of Adjusted Income for a description of special items.

(2)	The Deferred purchase program relates to an arrangement to sell certain customer receivables to several financial institutions on a recurring basis. Arconic is adding back the receivable for the purposes of the Working capital calculation.

CONTACT:
Arconic Inc.
Investor Contact
Patricia Figueroa, 212-836-2758
Patricia.Figueroa@arconic.com
or
Media Contact
Christa Zipf, 212-836-2605
Christa.Zipf@arconic.com